Exhibit 4.3

MEGA MATRIX INC.

RESTRICTED SHARE GRANT NOTICE

Mega Matrix Inc., a Cayman Islands exempt company (together with any successor thereof, the “Company”), pursuant to its 2025 Equity Incentive Plan (the “Plan”), hereby grants to the holder listed below (“Participant”), the number of the Company’s class A ordinary shares, par value $0.001, as set forth below (individually and collectively referred to as the “Restricted Shares”). The Restricted Shares are subject to all of the terms and conditions set forth herein and in the Restricted Share Award Agreement attached hereto as Exhibit A (the “Restricted Share Agreement”) and the Plan, each of which are incorporated herein by reference. Unless otherwise defined herein, the terms defined in the Plan shall have the same defined meanings in this Grant Notice and the Restricted Share Agreement.

Participant:	[NAME]

Grant Date:	[DATE]

Total Number of Restricted Shares:	[NUMBER]

Period of Restrictions:

The Restricted Shares shall initially be unvested. The Restricted Shares shall vest and the restrictions thereon shall lapse according to the following schedule, subject to Participant’s continuous service with the Company through and including the applicable vesting date:

[VESTING PERIOD]

Subject to Section 3.1 of the Restricted Share Agreement, in no event shall any unvested portion of the Restricted Shares vest after Participant’s termination of service.

As a condition to the grant of the Restricted Shares, Participant represents and warrants that Participant is purchasing the Restricted Shares solely for investment purposes and not with an intention to transfer, sell or otherwise dispose of such Restricted Shares, except as permitted pursuant to the Plan and in compliance with applicable securities laws. [Participant also acknowledges that Participant understands that the Restricted Shares are subject to the transfer restrictions as the Participate is an affiliate of the Company.]

By signing below, Participant agrees to be bound by the terms and conditions of the Plan, the Restricted Share Agreement and this Grant Notice. Participant has reviewed the Restricted Share Agreement, the Plan and this Grant Notice in their entirety, has had an opportunity to obtain the advice of counsel prior to executing this Grant Notice and fully understands all provisions of this Grant Notice, the Restricted Share Agreement and the Plan. Participant hereby agrees to accept as binding, conclusive and final all decisions or interpretations of the Administrator upon any questions arising under the Plan, this Grant Notice or the Restricted Share Agreement.

IN WITNESS WHERE, the undersigned have executed this Grant Notice effective as of the Grant Date:

Participant		Company

[NAME]		MEGA MATRIX INC.

Name:	[NAME]	Yucheng Hu, Chief Executive Officer

EXHIBIT A

RESTRICTED SHARE AWARD AGREEMENT

Pursuant to the Restricted Share Grant Notice (the “Grant Notice”) to which this Restricted Share Agreement (this “Agreement”) is attached, Mega Matrix Inc., a Cayman Islands exempt company (together with any successor thereof, the “Company”), has granted to Participant restricted class A ordinary shares of the Company, par value $0.001 (the “Restricted Shares”) under the Company’s 2025 Equity Incentive Plan (the “Plan”) as indicated in the Grant Notice.

1. General.

1.1 Defined Terms. Capitalized terms not specifically defined herein shall have the meanings specified in the Plan and the Grant Notice, unless the context clearly indicates otherwise.

1.2 Incorporation of Terms of Plan. The Restricted Shares are subject to the terms and conditions of the Plan which are incorporated herein by reference. In the event of any inconsistency between the Plan and this Agreement, the terms of the Plan shall control.

2. Grant of Restricted Shares.

2.1 Grant of Restricted Shares. In consideration of Participant’s employment with or service to the Company or a subsidiary and for other good and valuable consideration, effective as of the Grant Date set forth in the Grant Notice (the “Grant Date”), the Company grants to Participant the Restricted Shares, upon the terms and conditions set forth in the Plan and this Agreement, subject to adjustments as provided in the Plan.

2.2 Consideration to the Company. In consideration of the grant of the Restricted Shares by the Company, Participant agrees to render faithful and efficient services to the Company or any subsidiary. Nothing in the Plan or this Agreement shall confer upon Participant any right to continue in the employ or service of the Company or any subsidiary or shall interfere with or restrict in any way the rights of the Company and its subsidiaries, which rights are hereby expressly reserved, to discharge or terminate the services of Participant at any time for any reason whatsoever, with or without cause, except to the extent expressly provided otherwise in a written agreement between the Company or a subsidiary and Participant.

3. Vesting of Restricted Shares.

3.1 In General. Restricted Shares that have not vested at the date that Participant’s ceases to be a Service Provider for any reason (“Termination of Services”) shall remain unvested, except as may be otherwise provided by the Administrator or as set forth in a written agreement between the Company and Participant.

3.2 Restrictions. Unless and until the Restricted Shares vest, Participant shall have no right to sell, assign, transfer, pledge or otherwise encumber Restricted Shares in any manner. Any purported attempt to sell, assign, transfer, pledge or otherwise encumber any Restricted Shares under this Agreement shall be void and shall result in the forfeiture and cancellation of such Restricted Shares. Upon Participant’s Termination of Services, any Restricted Shares that are unvested as of the date of such Termination of Service (and whose vesting is not accelerated pursuant to the Plan) shall be forfeited, and Participant shall have no further rights with respect to such Restricted Shares under this Agreement or otherwise.

3.3 Delivery of Shares. The Restricted Shares shall be registered in book entry in the name of Participant and shall be transferred to Participant until the Restricted Shares have vested in accordance with this Agreement. Upon vesting of any of the Restricted Shares, such Restricted Shares shall be transferred or delivered via email to Participant as soon as practicable thereafter. Upon such transfer or delivery to Participant, the vested Restricted Shares will not be subject to any restrictions other than those that may arise under the securities laws or the Company’s policies.

3.4 Tax Withholding. The vesting of the Restricted Shares under this Agreement will result in Participant’s recognition of income for U.S. and federal tax purposes (and/or foreign tax purposes, if applicable) and shall be subject to tax and tax withholdings as appropriate. The Company or any subsidiary shall have the authority and the right to deduct or withhold, or require Participant to remit to the Company, an amount sufficient to satisfy federal, state, local and foreign taxes (including Participant’s FICA or employment tax obligations) required by law to be withheld with respect to the vesting of the Restricted Shares. The Administrator may, in its sole discretion and in satisfaction of the foregoing requirement, withhold, or allow Participant to elect to have the Company withhold, Restricted Shares otherwise issuable upon the vesting of any of the Restricted Shares (or allow the surrender of Shares). The number of Restricted Shares so withheld or surrendered shall be limited to the number of Restricted Shares that have a fair market value on the date of withholding or repurchase no greater than the aggregate amount of such liabilities based on the minimum statutory withholding rates for federal, state, local and foreign income tax and payroll tax purposes that are applicable to supplemental taxable income.

Participant agrees to consult with any tax advisors that Participant thinks necessary in connection with its receipt of the Restricted Shares and Participant acknowledges that it is not relying, and will not rely, on the Company or any of its affiliates for any tax advice.

3.5 Section 83(b) Election. If Participant makes an election under Section 83(b) of the Code to be taxed with respect to the Restricted Shares as of the date of transfer of the Restricted Shares rather than as of the date or dates upon which Participant would otherwise be taxable under Section 83 of the Code, Participant shall be required to deliver a copy of such election to the Company promptly after filing such election with the Internal Revenue Service.

3.6 Rights as Shareholder. Upon issuance of the Restricted Shares and until the forfeiture or cancellation of the Restricted Shares, Participant shall have, unless otherwise provided by the Administrator, all of the rights of a shareholder with respect to the Restricted Shares, subject to the transferability and other restrictions set forth in this Agreement, including the right to receive all dividends and other distributions paid or made with respect to the Restricted Shares.

4. Clawback. The award and any Restricted Shares issuable hereunder shall be subject to any clawback or recoupment policy in effect on the Grant Date or adopted by the Company thereafter, including, without limitation, the Company’s policy for the recovery of erroneously awarded compensation, or any other equivalent policy then in effect.

5. Other Provisions.

5.1 Administration. The Administrator shall have the power to interpret the Plan and this Agreement and to adopt such rules for the administration, interpretation and application of the Plan as are consistent therewith and to interpret, amend or revoke any such rules. All actions taken and all interpretations and determinations made by the Administrator in good faith shall be final, binding and conclusive upon Participant, the Company and all other interested persons. No member of the Committee or the Board, or any employee or officer of the Company, shall be personally liable for any action, determination or interpretation made in good faith with respect to the Plan, this Agreement or the Restricted Shares.

5.2 Adjustments Upon Specified Events. The Administrator may accelerate the vesting of the Restricted Shares in such circumstances as it, in its sole discretion, may determine. In addition, upon the occurrence of certain events, the Administrator shall make such adjustments as the Administrator deems appropriate to the Restricted Shares in order to preserve the benefits intended to be made available to Participant under this Agreement. Participant acknowledges that the Restricted Shares are subject to adjustment, modification and termination in certain events as provided in this Agreement.

5.3 Limitation on Rights; No Right to Future Grants; Extraordinary Item. By entering into this Agreement and accepting the Award, Participates acknowledges that: (a) the Plan is discretionary and may be modified, suspended or terminated by the Company at any time as provided in the Plan; (b) the grant of the Award is a one-time benefit and does not create any contractual or other right to receive future grants of awards or benefits in lieu of awards; (c) all determinations with respect to any such future grants, including, but not limited to, the times when awards will be granted, the number of shares subject to each award, the award price, if any, and the time or times when each award will be settled, will be at the sole discretion of the Company; (d) participation in the Plan is voluntary; (e) the value of the Award is an extraordinary item which is outside the scope of Participant’s service contract, if any; (f) the Award is not part of normal or expected compensation for any purpose, including without limitation for calculating any benefits, severance, resignation, termination, redundancy, end of service payments, bonuses, long-service awards, pension or retirement benefits or similar payments; (g) the future value of the Restricted Shares subject to the Award is unknown and cannot be predicted with certainty, (h) neither the Plan, the Award nor the issuance of the Restricted Shares confers upon Participant any right to continue in the service of (or any other relationship with) the Company, and (i) the grant of the Award will not be interpreted to form an employment relationship with the Company.

5.4 Notices. Any notice to be given under the terms of this Agreement to the Company shall be addressed to the Company in care of the Secretary of the Company (or any other person or entity as designated by the Administrator) at the Company’s principal office, and any notice to be given to Participant shall be addressed to Participant at Participant’s last address reflected on the Company’s records. By a notice given pursuant to this Section 5.3, either party may hereafter designate a different address for notices to be given to that party. A notice shall be deemed duly given when sent via email or when sent by certified mail (return receipt requested) and deposited (with postage prepaid) in a post office or branch post office regularly maintained by the United States Postal Service.

5.5 Titles and Headings. Titles are provided herein for convenience only and are not to serve as a basis for interpretation or construction of this Agreement.

5.6 Governing Law. The laws of the Cayman Islands shall govern the interpretation, validity, administration, enforcement and performance of the terms of this Agreement.

5.7 Conformity to Laws. Participant acknowledges that the Plan and this Agreement are intended to conform to the extent necessary with all provisions of the Securities Act of 1933, as amended, the Exchange Act and the Code, and any and all regulations and rules promulgated thereunder, state securities laws and regulations and all other Applicable Law. Notwithstanding anything herein to the contrary, the Plan shall be administered, and the Restricted Shares are granted and shall be administered only in such a manner as to conform to such laws, rules and regulations. To the extent permitted by applicable law, the Plan and this Agreement shall be deemed amended to the extent necessary to conform to such laws, rules and regulations.

5.8 Amendments, Suspension and Termination. To the extent permitted by the Plan, this Agreement may be wholly or partially amended or otherwise modified, suspended or terminated at any time or from time to time by the Committee or the Board; provided, that except as may otherwise be provided by the Plan, no amendment, modification, suspension or termination of this Agreement shall adversely affect the Restricted Shares in any material way without the prior written consent of Participant.

5.9 Successors and Assigns. The Company may assign any of its rights under this Agreement to single or multiple assignees, and this Agreement shall inure to the benefit of the successors and assigns of the Company. Subject to the restrictions on transfer herein set forth in Section 3.2 hereof, this Agreement shall be binding upon Participant and his or her heirs, executors, administrators, successors and assigns.

5.10 Not a Contract of Employment. Nothing in this Agreement or in the Plan shall confer upon Participant any right to continue to serve as an employee or other service provider of the Company or any of its subsidiaries.

5.11 Entire Agreement. The Plan, the Grant Notice and this Agreement (including all Exhibits thereto) constitute the entire agreement of the parties and supersede in their entirety all prior undertakings and agreements of the Company and Participant with respect to the subject matter hereof.